SCHEDULE 13G

                                 (Rule 13d-102)



 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934




                                 LifePoint, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   53215R 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 March 31, 2002
--------------------------------------------------------------------------------

             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  |_|  Rule 13d-1(b)

                  |X|  Rule 13d-1(c)

                  |_|  Rule 13d-1(d)

                                                               Page 2 of 5 Pages

CUSIP No. 53215R 10  0

________________________________________________________________________________
1          Names of Reporting Persons/
           I.R.S. Identification Nos. of Above Persons (Entities Only)

           General Conference Corporation of Seventh-day Adventists - 52-6037545

________________________________________________________________________________
2          Check the Appropriate Box if a Member of a Group              (a) |_|
                                                                         (b) |_|

________________________________________________________________________________
3          SEC Use Only

________________________________________________________________________________
4          Citizenship or Place of Organization

           California
________________________________________________________________________________
               Number of       5 Sole Voting Power

                Shares           6,044,100 before exercise and 7,544,504 after
                                 exercise
             Beneficially     __________________________________________________
                               6 Shared Voting Power
               Owned by
                                 6,047,100 before exercise and 7,547,504 after
                 Each            exercise (1)
                              __________________________________________________
               Reporting       7 Sole Dispositive Power

              Person With        6,044,100 shares before exercise and 7,544,504
                                 after exercise
                              __________________________________________________
                               8 Shared Dispositive Power

                                 6,047,100 before exercise and 7,547,504 after exercise (1)
________________________________________________________________________________
9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                                         7,547,504
________________________________________________________________________________
10       Check if the Aggregate Amount in Row (9) Excludes Certain Shares    |_|

________________________________________________________________________________
11       Percent of Class Represented by Amount in Row (9)

                                                           20.5%
________________________________________________________________________________
12       Type of Reporting Person (See Instructions)

                                                             CO
________________________________________________________________________________



_______________

 (1) 3,000 shares were purchased by trusts controlled by the Reporting Person.


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                                                               Page 3 of 5 Pages

Item 1(a)   Name of Issuer:

                                    LifePoint, Inc.
            ____________________________________________________________________

Item 1(b)   Address of Issuer's Principal Executive Offices:

            1205 S. Dupont Street, Ontario CA 91761
            ____________________________________________________________________

Item 2(a)   Name of Person Filing:

            General Conference Corporation of Seventh-day Adventists
            ____________________________________________________________________

Item 2(b)   Address of Principal Business Office or, if None, Residence:

            12501 Old Columbia Pike, Silver Spring, MD  20804-6600
            ____________________________________________________________________

Item 2(c)   Citizenship:

            District of Columbia
            ____________________________________________________________________

Item 2(d)   Title of Class of Securities:

            Common Stock, $.001 par value
            ____________________________________________________________________

Item 2(e)   CUSIP Number:

            53215R   10    0
            ____________________________________________________________________

Item 3      If this Statement is filed pursuant to Rule 13d-1(b), or
                13d-2(b) or (c), check whether the person filing is a:

            (a) |_| Broker or dealer registered under Section 15 of the Exchange Act.

            (b) |_| Bank as defined in Section 3(a)(6) of the Exchange Act.

            (c) |_| Insurance company registered under Section 8 of the Investment Company Act.

            (d) |_| Investment company registered under Section 8 of the Investment Company Act.

            (e) |_|  An   investment   adviser   in   accordance   with   Rule
13d-1(b)(1)(ii)(E).

            (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

                                                               Page 4 of 5 Pages

            (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

            (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

            (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

            (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

Item 4.       Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned: 7,547,504 shares (1,073,424 shares are in the form of warrants which are exercisable into shares of the Common Stock and 333,424 shares are in the form of Issuer's Series C Convertible Preferred Stock, which is convertible into Common Stock.

     (b)  Percent of class: 20.5%.

     (c)  Number of shares as to which the person has:

     (i) Shared power to vote or to direct the vote: 6,047,100 shares before exercise and 7,547,504 shares after exercise.

     (ii) Shared power to vote or to direct the vote: 6,047,100 shares

     (iii)Sole power to dispose or to direct the disposition of: 6,044,100 shares before exercise and 7,544,504 shares after exercise.

     (iv) Shared power to dispose or to direct the disposition of: 6,044,100 shares.

Item 5.       Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

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                                                               Page 5 of 5 Pages

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.       Identification and Classification of Members of the Group.

     Not applicable.

Item 9.       Notice of Dissolution of Group.

     Not applicable.

Item 10.      Certifications.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                         May 14, 2002
                                             -----------------------------------
                                                           (Date)

                                             GENERAL CONFERENCE CORPORATION OF
                                             SEVENTH-DAY ADVENTISTS

                                             By:           /s/ Gary B. DeBoer
                                             -----------------------------------
                                                          (Signature)

                                             Gary B. DeBoer, Associate Treasurer
                                             -----------------------------------
                                                        (Name and Title)